Exhibit 16

September 8, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SSB Bank and, under the date of April 29, 2016, we reported on the financial statements of SSB Bank as of and for the years ended December 31, 2015 and 2014. On March 29, 2017, we were dismissed. We have read the statements included under Change in Accountants in the registration statement on Form S-1 dated September 8, 2017, filed by SSB Bancorp, Inc., and we agree with such statements, except we are not in a position to agree or disagree with the statements that (1) prior to engaging Wolf & Company, P.C., SSB Bank did not consult with Wolf & Company, P.C. during the years ended December 31, 2015 and 2014, and the subsequent interim period up to March 29, 2017, on the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on SSB Bank’s financial statements, or any matter that was the subject or a disagreement or a reportable event as those terms are defined in Item 304(a)(1) of Regulation S-K and the related instructions; and (2) the engagement of Wolf & Company, P.C. was approved by the Audit Committee of the Board of Trustees of SSB Bank.

Sincerely,

S.R. Snodgrass, P.C.